Exhibit 10.6

September 25, 2012

Pegasus Capital Advisors, L.P.

c/o Pegasus Capital Advisors

99 River Road

Cos Cob, CT 06807

Gentlemen:

Reference is made to (i) the Series H Preferred Stock Subscription Agreement, dated as of May 25, 2012 (the “Riverwood Subscription Agreement”), between Lighting Science Group Corporation, a Delaware corporation (the “Company”) and RW LSG Holdings LLC, a Delaware limited liability company (“Riverwood”), (ii) the Preferred Stock Subscription Agreement, dated as of the date hereof (the “Zouk Subscription Agreement”), between the Company, Cleantech Europe II (A) LP, a limited partnership established under the laws of England (“Cleantech A”), and Cleantech Europe II (B) LP, a limited partnership established under the laws of England (together with Cleantech A, “Zouk”), and (iii) the Preferred Stock Subscription Agreement, dated as of the date hereof (the “Portman Subscription Agreement” and together with the Riverwood Subscription Agreement and the Zouk Subscription Agreement, the “Subscription Agreements”), between the Company and Portman Limited, a Cayman Islands exempted company (“Portman” and together with Riverwood and Zouk, the “Purchasers”), pursuant to which each Purchaser acquired or shall acquire shares of Series H Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series H Preferred”), which Series H Preferred are convertible into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Certain capitalized terms used herein are defined in Section 4 below. To induce the Purchasers to enter into the Subscription Agreements, you have or had agreed to enter into a letter agreement providing for certain agreements with respect to certain potential future events or transactions involving Pegasus Capital Advisors, L.P. (“PCA”) and/or its Affiliates (collectively with PCA, the “Pegasus Group”). Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, each of the parties to this letter agreement hereby agrees as follows:

1. In the event of any Transfer of Company Securities by the Pegasus Group to a third party that is not a member of the Pegasus Group, each Purchaser and (x) prior to a Control Event (as defined in the Certificate of Designation for the Series H Preferred (the “Series H Certificate”)) any Affiliate to whom that Purchaser has transferred Company Securities and (y) following a Control Event, any person or entity to whom that Purchaser has transferred Company Securities in a single transaction by which that Purchaser Transfers greater than 25% of the Capital Stock (as defined in the Series H Certificate) acquired pursuant to its Subscription Agreement, calculated on an as-converted to Common Stock basis (the Purchasers, collectively with the persons or entities identified in clauses (x) and (y), the “Co-Sale Offerees”), shall have the right to participate in such Transfer by selling a pro rata share of Company Securities as calculated in accordance with this Section 1. Each Co-Sale Offeree’s pro rata share shall be, (A) in the event that such Transfer is in respect of Capital Stock or other Company Securities convertible, exchangeable or exercisable for Capital Stock, equal to the product of (i) the number of shares of Capital Stock (on an as-converted basis) to be transferred and (ii) a fraction, the numerator of which is the total Capital Stock (on an as-converted basis) owned by such Co-Sale Offeree and the denominator of which is the total Capital Stock (on an as converted basis) owned by all Co-Sale Offerees and the Pegasus Group at such time and (B) in the event that such Transfer is in respect of Company Securities not convertible, exchangeable or exercisable for

Capital Stock, equal to the product of (i) the fair market value of such Company Securities to be transferred and (ii) a fraction, the numerator of which is the fair market value of such Company Securities owned by such Co-Sale Offeree and the denominator of which is fair market value of such Company Securities owned by all Co-Sale Offerees and the Pegasus Group at such time. The term “fair market value” shall mean the fair market value (1) as determined based on the purchase price of the Company Securities in the proposed Transfer, (2) if not so determinable, as mutually agreed by the parties hereto in writing or (3) if they cannot agree after ten (10) days following the initiation of discussions between the parties with respect thereto, the fair market value as determined by an independent appraiser selected by the parties hereto, the fees and expenses of which shall be paid in inverse proportion (based on the difference in the parties’ proposed valuation submitted to the independent appraiser) to such determination. Such participation must be in accordance with the following procedures and is subject to the following limitations:

a. A member of the Pegasus Group shall give the Purchasers not less than ten (10) days prior written notice (the “Co-Sale Notice”) of any proposed Transfer of Company Securities by any member of the Pegasus Group other than a Transfer (i) to an Affiliate of any member of the Pegasus Group, (ii) a pro rata in-kind distribution or dividend to the equityholders of Pegasus Partners IV, L.P. who were equityholders thereof on the date hereof (provided, that such distribution or dividend shall not result in a Transfer to any such equityholder of more than 15% of the Company Securities held by the Pegasus Group as of May 25, 2012; provided, further, that such distribution or dividend shall not be structured so as to avoid the occurrence or triggering of a Change of Control (as defined in the Series H Certificate)), (iii) pursuant to any transaction which gives rise to registration rights (whether “demand” or “piggy-back”) under that certain Amended & Restated Registration Rights Agreement, by and among the Company and the Purchasers, dated as of the date hereof, as may be amended from time to time in accordance with its terms (provided, that, with respect to any “piggy-back” transaction, the exception provided by this clause (iii) shall not apply to the extent required to permit each of the Co-Sale Offerees the opportunity to sell its respective pro rata share of Company Securities in such transaction) (iv) pursuant to the exercise of an Optional Redemption Right (as defined in the certificate of designation for the Series I Convertible Preferred Stock, par value $0.001 per share, of the Company), (v) to the Company pursuant to that certain Commitment Agreement, dated as of the date hereof, by and between the Company and Pegasus Capital Advisors IV, L.P. or (vi) by PCA LSG Holdings, LLC with respect to the 18,316 shares of Series I Convertible Preferred Stock, par value $0.001 per share, of the Company or 1,464,950 shares of Common Stock held thereby on the date hereof or Common Stock or other securities into which they may be converted or for which they may be exchanged. Such Co-Sale Notice shall set forth (i) the quantity and type of Company Securities proposed to be Transferred by all members of the Pegasus Group, the purchase price proposed to be paid therefor and the payment terms, (ii) the Company’s calculation of the quantity of Company Securities that the Co-Sale Offerees shall be entitled to Transfer to the Co-Sale Buyer and the purchase price therefor (to the extent the Pegasus Group is Transferring any Company Securities other than those convertible, exchangeable or exercisable for Capital Stock), in each case calculated as provided in this Section 1, on an as-converted to Common Stock basis and (iii) the identity of the proposed transferee (the “Co-Sale Buyer”) and any other material terms and conditions of such sale, including the proposed transfer date. The parties hereby agree (x) to use their commercially reasonable efforts to cause the Company to prepare the calculations set forth in clause (ii) of the preceding sentence and (y) if the Company fails to deliver such calculations in a reasonable time frame, the parties shall jointly prepare such calculations. The failure of the Company to prepare such calculations will not toll the ten (10) day notice period set forth above. The Co-Sale Offerees will have the right, exercisable by written notice to PCA within ten (10) days after receipt of the Co-Sale Notice, to elect to sell up to their respective pro rata share of Company Securities to the Co-Sale Buyer in such proposed Transfer, upon the same terms and conditions with respect to payment as the Pegasus Group (and to the extent different members of the Pegasus Group are selling on different terms, the most favorable to the Co-Sale Offerees thereof). The failure of any Co-Sale Offeree to respond within such 10-day period shall be deemed to be a waiver of such Co-Sale Offeree’s rights to participate in such proposed Transfer pursuant to this Section 1.a. If the number of shares of Company Securities elected to be Transferred by the Co-Sale Offerees pursuant to this Section 1.a together with the Company Securities proposed to be Transferred by the Pegasus Group is greater than the Company Securities the Co-Sale Buyer wishes to acquire, the amount of Company Securities to be sold by the Pegasus Group shall be proportionately reduced, based on Company Securities proposed to be Transferred to the extent necessary to provide for such sales of Company Securities hereunder by the Co-Sale Offerees.

b. The closing of any proposed Transfer in respect of which a Co-Sale Notice has been delivered shall occur simultaneously with respect to the Pegasus Group and the Co-Sale Offerees. At such closing, the Co-Sale Offerees electing to sell Company Securities shall deliver to the Co-Sale Buyer the Company Securities to be sold thereto and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Company Securities in accordance with Section 1.a hereof.

c. In connection with a Transfer of Company Securities by a member of the Pegasus Group in which a Co-Sale Transferee has elected to participate, each such Co-Sale Offeree may be required to make the same representations and warranties, and agree to the same indemnities, covenants and other agreements as each member of the Pegasus Group (except, to the extent applicable, with respect to the foregoing to the extent such representations, warranties, indemnities, covenants and other agreements relate to or have been required by the transferee as a result of the Pegasus Group’s control of the Company); provided, however, that with respect to individual representations and warranties of any stockholder as to the unencumbered title to its Company Securities and the power, authority and legal right to Transfer such Company Securities, which are, for the avoidance of doubt, required to be made without exception, such individual representations and warranties may differ from those made by the Pegasus Group based on the specific facts and circumstances related to such Co-Sale Offeree and no Co-Sale Offeree shall be liable for breaches of any representation or warranty with respect to the unencumbered title to Company Securities and/or the power, authority and legal right to Transfer such Company Securities of any member of the Pegasus Group or any other Co-Sale Offeree; provided further, however, that (i) no Co-Sale Offeree shall be required to make, or otherwise be subject to any liability in respect of, any representations or warranties or indemnities, covenants or agreements with respect to the proposed Transfer other than on a several and not joint basis, (ii) in no event shall any Co-Sale Offeree be obligated to agree to any non-compete, non-solicit, no-hire or other restrictive covenant in connection with such Transfer, and (iii) in no event shall any Co-Sale Offeree be liable for any amount in excess of the proceeds (net of any fees and expenses of such Transfer, including, without limitation, those of the Co-Sale Offerees, which shall be borne pro rata by all participants in such transaction) actually paid to such Co-Sale Offeree in such proposed Transfer.

d. No member of the Pegasus Group shall structure the terms of any proposed Transfer in a manner intended to limit in any way the ability of the Co-Sale Offerees to participate in the proposed Transfer. In furtherance of the foregoing, no member of the Pegasus Group shall prohibit or seek to prohibit, exercise any veto right it may be entitled to, fail to provide or withhold any necessary consent it may be entitled to, or take any action or fail to take any action which could restrict or limit the right of any Co-Sale Offeree to participate in the proposed Transfer.

2. At least ten (10) business days prior to PCA or any member of the Pegasus Group, on the one hand, or a Purchaser, on the other hand (either, as the case may be, the “Noticing Party”), exercising any demand registration right or plans to initiate an underwritten shelf take-down pursuant to any registration rights agreement that they may be party to with the Company, the Noticing Party shall deliver to the other parties hereto (each, a “Recipient Party”), written notice thereof, which notice shall include in reasonable detail a description of the proposed registration or underwritten shelf takedown, the number of Company Securities proposed to be registered, the timing of such registration or underwritten shelf takedown, the proposed method and plan of distribution, and the other terms and conditions of such proposed registration or underwritten shelf takedown. If a Recipient Party or any of its Affiliates notifies the Noticing Party in writing prior to the expiration of such ten (10) business day period of its desire to also exercise its registration rights or participate in such an underwritten shelf takedown pursuant to its registration rights agreement with the Company, the Noticing Party, on the one hand, and each of the Recipient Parties that gives notice pursuant to the foregoing and its Affiliates, on the other hand, shall each coordinate their respective registration rights and underwritten shelf takedowns such that each shall be deemed to be a “demanding” or “initiating” or comparable party pursuant to its respective registration rights agreement with the Company. The parties hereby agree that if any of the Pegasus Group or the Purchasers or their Affiliates intend to register and/or Transfer securities pursuant to a registration statement of the Company in circumstances in which a managing underwriter has informed the Company that not all of their respective Company Securities so elected may be registered or Transferred, each agrees on its own behalf and for its Affiliates that it and they shall only Transfer Company Securities pursuant to such registration statement on a pari passu basis, whether in connection with a demand registration, shelf registration, or piggyback registration.

3. Each party hereto represents that this letter agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms.

4. As used herein, the following capitalized terms shall have the meanings set forth below:

“Affiliates” of, or a person or entity “Affiliated” with, a specified person or entity, is a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

“Company Securities” means any Equity Securities (as defined in the Series H Certificate) or any debt securities of the Company.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition, whether directly or indirectly and whether through one or a series of transactions (including by way of a change of control of any member of the Pegasus Group), and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of, whether directly or indirectly and whether through one or a series of transactions.

5. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of PCA and the Purchasers or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall affect or operate as a waiver thereof nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver, permit, consent or approval of any kind or character on the part of a Purchaser of any breach or default under this letter agreement or any such waiver of any provision or condition of this letter agreement must be in writing by that Purchaser and shall be effective only to the extent in such writing specifically set forth.

6. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise (including electronic confirmation of successful transmission generated by the facsimile machine of the sender), (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid: if to Riverwood, c/o Riverwood Capital Management, 70 Willow Road, Suite 100, Menlo Park, CA 94025, Attention: Jeffrey T. Parks, Facsimile: (650) 618-7114; if to Zouk, c/o Zouk Capital, 100 Brompton Road, London SW3 1ER, United Kingdom, Attention: Dominique Burgauer, Facsimile: +44 20 7947 3449; if to Portman, to the address to be provided in writing (e-mail being sufficient) by Portman to each of the other parties hereto; and if to the Pegasus Group, Pegasus Capital Advisors, 99 River Road, Cos Cob, CT, 06807, Fax (203) 869-6940, Attn: General Counsel. Any party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

8. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this letter agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9. This letter agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, formal or informal, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that each Purchaser may assign all or any of its rights and obligations hereunder to (i) any of such Purchaser’s Affiliates to whom the Capital Stock held by that Purchaser is Transferred in a Permitted Transfer or (ii) in accordance with clause (y) of Section 1 above. A Purchaser’s rights under this agreement shall terminate at such time that it, together with its Affiliates, beneficially owns less than 5.0% of the Company Securities they collectively own as of the date hereof (as calculated on an as-converted basis); provided that Zouk’s rights under this agreement shall terminate immediately on the occurrence of an Event of Default (as defined in the Promissory Notes (as defined in the Zouk Subscription Agreement)).

10. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this letter agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this letter agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

11. This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would result in the application of the law of a different jurisdiction.

12. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this letter agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this letter agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6 hereof is reasonably calculated to give actual notice.

13. This letter agreement may be executed in two or more counterparts (including via facsimile and email in PDF format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

RW LSG HOLDINGS LLC

By: Riverwood Capital Partners L.P.
its Managing Member

By: Riverwood Capital L.P.,
its General Partner

By: Riverwood Capital GP Ltd.,
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director and Chief Executive Officer

CLEANTECH EUROPE II (A) LP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

CLEANTECH EUROPE II (B) LP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Chief Executive Officer

PORTMAN LIMITED

By:	/s/ Mohamed Ali Al Dhaheri
Name:	Mohamed Ali Al Dhaheri
Title:	Director

By:	/s/ Salem Mohamed Al Ameri
Name:	Salem Mohamed Al Ameri
Title:	Director

Acknowledged by,

PEGASUS CAPITAL ADVISORS, L.P.

By:	Pegasus Capital Advisors GP, LLC,
its general partner

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	Secretary